Calculation of Filing Fee Table

424(b)(2)
(Form Type)

Assured Guaranty US Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	6.125% Senior Notes due 2028	457(r)	$350,000,000	99.462	$348,117,000	0.0001102	$38,363
	Total Offering Amounts					$348,117,000		$38,363
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$38,363